EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements listed below of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedule of Newell Rubbermaid Inc., Newell Rubbermaid Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Newell Rubbermaid Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Form	Number	Registration Description
S-8	33-25196	Newell Long-Term Savings and Investment Plan

S-8	33-40641	Newell Long-Term Savings and Investment Plan

S-8	33-67632	Newell Co. 1993 Stock Option Plan

S-8	33-62047	Newell Long-Term Savings and Investment Plan

S-8	333-38621	Newell Long-Term Savings and Investment Plan

S-8	333-71747	Amended and Restated 1989 Stock Incentive and Option Plan

S-8	333-105113	Newell Rubbermaid Inc. 2003 Stock Plan

S-8	333-105177	Newell Rubbermaid Inc. 2002 Deferred Compensation Plan

S-8	333-105178	Newell Rubbermaid Inc. 401(k) Savings Plan

S-8	333-12514	Newell Rubbermaid Inc. 401(k) Savings Plan

S-8	333-135152	Newell Rubbermaid Inc. Employee Stock Purchase Plan

S-8	333-135153	Newell Rubbermaid Inc. 2003 Stock Plan (as amended and restated effective February 8, 2006)

S-3	333-103773	Debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units totaling $1 billion

/s/ Ernst & Young LLP
Chicago, Illinois
February 27, 2007